Exhibit 10.1
May 27, 2016

Mr. David Buckley
Vice President, Marketing and eCommerce
Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192

Cash Bonus Agreement

Dear David:

Sears Hometown and Outlet Stores, Inc. (the “Company,” “we,” “our,” or “us”) is pleased to offer you a cash bonus, on the terms and conditions of this letter agreement, to which we and you agree.

1.The cash bonus will be payable to you as follows, subject to the terms and conditions of this letter agreement. If we determine in our reasonable discretion that you have achieved the Performance Measures (defined in paragraph 2 below) by November 1, 2016 we will pay to you $30,000 in cash on, or as soon as practicable after, that date and we will pay to you $20,000 in cash on, or as soon as practicable after, February 1, 2017 (the $50,000 total amount, the “November Bonus”). If we determine in our reasonable discretion that you have not achieved the Performance Measures by November 1, 2016 then we have no obligation to pay the November Bonus to you. If we have no obligation to pay to you the November Bonus but thereafter we determine in our reasonable discretion that you have achieved the Performance Measures by February 1, 2017 we will pay to you $30,000 in cash on, or as soon as practicable after, February 1, 2017 (the $30,000 amount, the “February Bonus”). If we determine in our reasonable discretion that you have not achieved the Performance Measures by February 1, 2017 then we have no obligation to pay the February Bonus to you. Whichever of the November Bonus or the February Bonus is payable (and only one is payable) in accordance with, and subject to, this letter agreement is the “Bonus.” Whichever of the payment dates for the Bonus is applicable is referred to as the “Payment Date.”

2.The following are the “Performance Measures,” each of which you must achieve in accordance with paragraph 1 above to be eligible to receive the November Bonus or the February Bonus:

A.
At each of searshometownstores.com, searshomeapplianceshowroom.com, and searshardwarestores.com (together, the “3H Websites”) customers can purchase (using each of our means of payment) our store inventory and arrange for pick up in store;

B.	At each of the 3H Websites customers can purchase (using each of our means of payment) DDC/RRC inventory and arrange for pick up in store;

C.	At each of the 3H Websites customers can purchase (using each of our means of payment) DDC/RRC inventory and arrange for home delivery;

D.	At each of the 3H Websites customers can purchase (using each of our means of payment) our store inventory and arrange for home delivery; and

E.	At the kiosks in each of our stores customers can purchase (using each of our means of payment) from un-assorted/out of stock items from DDC/RRC inventory and arrange for home delivery.

When we exercise our reasonable discretion to determine whether you have achieved each of the Performance Measures, we will be entitled to take into account, among other things, the overall customer transaction experience with, and the quality and reliability of performance of, the 3H Websites.

3.If prior to the Payment Date either you voluntarily terminate your employment with the Company other than for Good Reason or the Company terminates your employment for Cause, you will forfeit the Bonus and we will have no obligation to pay the Bonus to you. If we pay to you the Bonus and within one year after the Payment Date either you voluntarily terminate your employment with the Company other than for Good Reason or the Company terminates your employment for Cause, you will repay the Bonus to the Company. “Good Reason” means that, without your written consent, your annual base salary in effect on the date of this letter agreement is reduced by ten percent or more or your place of employment is relocated by the Company to a business location that is more than fifty miles from the Company’s offices located at 5500 Trillium Boulevard, Hoffman Estates, Illinois. “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as reasonably determined by the Company) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by you in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with the Company.

4.Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate the employment at any time, with or without Cause, and with or without notice to you. Neither this letter agreement nor the Bonus has any effect on the at-will nature of your employment.

5.This letter agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this letter agreement. This letter agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

6.This letter agreement may not be amended or modified except in writing signed by the Company and you. This letter agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

7.This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

You are a valuable member of our team and we look forward to your continued employment with us. If you have any questions regarding this letter agreement, please do not hesitate to contact Katey Palma, Director, Compensation & Benefits, at katey.palma@shos.com or (847) 286-3367.

Agreed to and accepted: /s/ DAVID BUCKLEY David Buckley Dated: May 31, 2016	Very truly yours, SEARS HOMETOWN AND OUTLET STORES, INC. By: /s/ PHILIP ETTER Vice President, Human Resources